The New York Stock Exchange hereby notifies the SEC
 of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 1, 2010, pursuant to the provisions of Rule 12d2-2 (a).

[ X ] 17 CFR 240.12d2-2 (a) (4) That all rights pertaining to the entire class of this security were extinguished on October 12, 2009.

Pursuant to the terms of the Rights of Culp, Inc., the Rights expired and became null and void on October 12, 2009.